THE DREYFUS FAMILY OF FUNDS

(The Dreyfus/Laurel Funds Included on Schedule A)

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

The Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), of each of the investment companies, or series thereof, listed on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Fund"), which desires to offer multiple classes in accordance with Rule 18f-3, has determined that the following plan is in the best interests of each class individually and each Fund as a whole:

1.                  Class Designation:  Fund shares shall be divided into Class A, Class C, Class I and Class T.

2.                  Differences in Services:  The services offered to shareholders of each Class, as described in the Fund's prospectus or statement of additional information, unless otherwise noted on Schedule A hereto, shall be substantially the same, except that Rights of Accumulation, Letter of Intent and Reinvestment Privilege shall be available only to holders of Class A shares.  Dreyfus Automatic Asset Builder®, Dreyfus Payroll Savings Plan, Dreyfus Government Direct Deposit, Dreyfus Dividend Sweep, Dreyfus Auto-Exchange Privilege, Dreyfus Automatic Withdrawal Plan and Exchange Privilege are not available for Class T shares.

3.                  Differences in Distribution Arrangements:  Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the FINRA Conduct Rules, may be assessed on certain redemptions of Class A shares, including Class A shares purchased without an initial sales charge as part of an investment of $1 million or more.  Class A shares shall be subject to a Distribution Plan adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of the sales charge, the amount of and provisions relating to the CDSC pertaining to the Class A shares, and the amount of the fee under the Distribution Plan pertaining to Class A shares are set forth on Schedule B attached hereto.

Class C shares shall not be subject to a front-end sales charge, but shall be subject to a CDSC.  Class C shares shall be subject to a Distribution Plan and a Service Plan each adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of and provisions relating to the CDSC, and the amount of the fees under the Distribution Plan and Service Plan pertaining to the Class C shares, are set forth on Schedule C attached hereto.

Class I shares shall be offered at net asset value only to (i) bank trust departments, trust companies and insurance companies that have entered into agreements with the Fund's Distributor to offer Class I shares to their clients, (ii) institutional investors acting in a fiduciary, advisory, agency, custodial or similar capacity for qualified or non-qualified employee benefit plans, including 401(k), 403(b)(7), Keogh, pension, profit-sharing and other deferred compensation plans, whether established by corporations, partnerships, sole proprietorships, non-profit entities, trade or labor unions, or state and local governments ("Retirement Plans"), and IRAs set up under Simplified Employee Pension Plans ("SEP-IRAs"), but not including traditional IRAs, Roth IRAs, Coverdell Education Savings Accounts, IRA "Rollover Accounts," Salary Reduction Simplified Employee Pension Plans or Savings Incentive Match Plans for Employees (Class I shares may be purchased for a Retirement Plan or SEP-IRA only by a custodian, trustee, investment manager or other entity authorized to act on behalf of such Retirement Plan or SEP-IRA that has entered into an agreement with the Fund's Distributor to offer Class I shares to such Retirement Plan or SEP-IRA), (iii) law firms or attorneys acting as trustees or executors/administrators, (iv) foundations and endowments that make an initial investment in the Fund of at least $1 million, (v) sponsors of college savings plans that qualify for tax-exempt treatment under Section 529 of the Internal Revenue Code of 1986, as amended (the "Code"), that maintain an omnibus account with the Fund and do not require shareholder tax reporting or 529 account support responsibilities from the Fund's Distributor, (vi) advisory fee-based accounts offered through financial intermediaries who, depending on the structure of the selected advisory platform, make Class I shares available, (vii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation approved by The Dreyfus Corporation, (viii) U.S.-based employees of The Bank of New York Mellon Corporation, their spouses and minor children, Board members of The Dreyfus Corporation and Board members of funds in the Dreyfus Family of Funds, subject to certain requirements described in the Fund's prospectus or statement of additional information, and (ix) with respect to Class I shares of those Funds indicated on Schedule A hereto, certain funds in the Dreyfus Family of Funds, series of BNY Mellon Funds Trust and unaffiliated investment companies approved by the Fund's Distributor.  In addition, Class I shares of the Fund shall be offered to shareholders of the Fund who have held their Class I shares since June 5, 2003 and who purchase such shares directly through the Fund's Distributor for Fund accounts maintained with the Distributor.

Class T shares shall be offered with a front-end sales charge, as such term is defined under the FINRA Conduct Rules, and shall be charged an annual fee under a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act for distribution, advertising and marketing Class T shares, and servicing and/or maintaining accounts of holders of Class T shares.  The amount of the sales charge and the amount of fees under the Service Plan pertaining to the Class T shares are set forth on Schedule D attached hereto.

4.                  Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under a Distribution Plan and Service Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

5.                  Conversion Features:  No Class shall be subject to any automatic conversion feature.  Except as otherwise set forth on Schedule A hereto, shares of one Class of a Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund.  Shares subject to a CDSC or a redemption fee at the time of the requested conversion shall not be eligible for conversion.

6.                  Exchange Privileges:  Shares of a Class (other than Class T) shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time and, except for shares held through financial intermediary brokerage platforms, (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Amended as of:  March 31, 2017

SCHEDULE A

Name of Fund	Date Plan Adopted

The Dreyfus/Laurel Funds, Inc.	April 26, 1995 (Revised as of February 23, 2017)
--Dreyfus Tax Managed Growth Fund†
--Dreyfus Core Equity Fund†

The Dreyfus/Laurel Funds Trust	April 26, 1995 (Revised as of February 23, 2017)
--Dreyfus High Yield Fund††

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NY 76560921v1

†   The Fund offers Class I shares to unaffiliated investment companies approved by the Fund's Distributor.

†† The Fund offers Class I shares to certain funds in the Dreyfus Family of Funds, series of BNY Mellon Funds Trust and unaffiliated investment companies approved by the Fund's Distributor.

SCHEDULE B

Front-End Sales Charge—Class A Shares—The public offering price for Class A shares, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000.....................................................	5.75	6.10
$50,000 to less than $100,000...................................	4.50	4.70
$100,000 to less than $250,000.................................	3.50	3.60
$250,000 to less than $500,000.................................	2.50	2.60
$500,000 to less than $1,000,000..............................	2.00	2.00
$1,000,000 or more...................................................	-0-	-0-

Front-End Sales Charge—Class A Shares of Dreyfus High Yield Fund—The public offering price for Class A shares of Dreyfus High Yield Fund, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $50,000.....................................................	4.50	4.70
$50,000 to less than $100,000...................................	4.00	4.20
$100,000 to less than $250,000.................................	3.00	3.10
$250,000 to less than $500,000.................................	2.50	2.60
$500,000 to less than $1,000,000..............................	2.00	2.00
$1,000,000 or more...................................................	-0-	-0-

Contingent Deferred Sales Charge—Class A Shares—A CDSC of 1.00% shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $1,000,000 and redeemed within one year of purchase.  The terms contained in Schedule C pertaining to the CDSC assessed on redemptions of Class C shares, including the provisions for waiving the CDSC, shall be applicable to the Class A shares subject to a CDSC.  Letter of Intent and Rights of Accumulation, to the extent offered, shall apply to purchases of Class A shares subject to a CDSC.

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SCHEDULE B (continued)

Class A shares of a Fund may be purchased at net asset value without a front-end sales charge by the following individuals and entities:

  Full-time or part-time employees, and their family members, of The Dreyfus Corporation or any of its affiliates.
  Board members of The Dreyfus Corporation and Board members of the Dreyfus Family of Funds.
  Full-time employees, and their family members, of financial intermediaries that have entered into selling agreements with the Fund's Distributor.
  "Wrap" accounts for the benefit of clients of financial intermediaries, provided they have entered into an agreement with the Fund's Distributor specifying operating policies and standards.
  Qualified separate accounts maintained by an insurance company; any state, county or city or instrumentality thereof; and charitable organizations investing $50,000 or more in Fund shares and charitable remainder trusts, provided that such Class A shares are purchased directly through the Fund's Distributor for Fund accounts maintained with the Fund's Distributor.
  Investors who purchase Class A shares directly through the Fund's Distributor for Fund accounts maintained with the Fund's Distributor, and either (i) have, or whose spouse or minor children have, beneficially owned shares and continuously maintained an open account with the Fund's Distributor in a Dreyfus-managed fund since on or before February 28, 2006, or (ii) such purchase is for a self-directed investment account that may or may not be subject to a transaction fee.
  Shareholders who received Class A shares in exchange for old Class T shares of the Fund on February 4, 2009, provided that such Class A shares are purchased directly through the Fund's Distributor for Fund accounts maintained with the Fund's Distributor.
  Investors who participate in a self-directed investment brokerage account program offered by a financial intermediary that has entered into an agreement with the Fund's Distributor.  Financial intermediaries offering self-directed investment brokerage accounts may or may not charge their customers a transaction fee.
  Investors with the cash proceeds from the investor's exercise of stock options and/or disposition of stock related to employment-based stock plans, whether invested in the Fund directly or indirectly through an exchange from a Dreyfus-managed money market fund, provided that the proceeds are processed through an entity that has entered into an agreement with the Fund's Distributor specifically relating to administering employment-based stock plans.  Upon establishing the account in the Fund or the Dreyfus-managed money market fund, the investor and the investor's spouse and minor children shall become eligible to purchase Class A shares of the Fund at net asset value, whether or not the investor uses the proceeds of the employment-based stock plan to establish the account.
  Members of qualified affinity groups who purchase Class A shares directly through the Fund's Distributor for Fund accounts maintained with the Fund's Distributor, provided that the qualified affinity group has entered into an affinity agreement with the Fund's Distributor.
  Retirement Plans, provided that such Class A shares are purchased through a financial intermediary that performs recordkeeping or other administrative services for the Retirement Plan and has entered into an agreement with the Fund's Distributor relating to such services, or are purchased directly through the Fund's Distributor.

SCHEDULE B (continued)

  Shareholders in Dreyfus-sponsored IRA rollover accounts funded with the distribution proceeds from Retirement Plans, provided that the rollover (except in the case of a rollover from a Dreyfus-sponsored Retirement Plan) is processed through an entity that has entered into an agreement with the Fund's Distributor specifically relating to processing rollovers.  Upon establishing the Dreyfus-sponsored IRA rollover account in the Fund, the shareholder shall become eligible to make subsequent purchases of Class A shares of the Fund at net asset value in such account.

Front-end sales charge waivers on Class A shares of a Fund available through Merrill Lynch

Effective April 10, 2017, shareholders purchasing Class A shares of the Fund through an omnibus account maintained with Merrill Lynch may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•         Shares purchased by employer-sponsored retirement, deferred compensation and employee benefit plans (including health savings accounts) and trusts used to fund those plans, provided that the shares are not held in a commission-based brokerage account and the shares are held for the benefit of the plan.

•         Shares purchased by or through a 529 plan.

•         Shares purchased through a Merrill Lynch-affiliated investment advisory program.

•         Shares purchased by third party investment advisors on behalf of their advisory clients through Merrill Lynch's platform.

•         Shares purchased through the Merrill Edge Self-Directed platform.

•         Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund (but not any other fund in the Dreyfus Family of Funds).

•         Shares of the Fund received through an exchange of Class C shares of the Fund in the month of or month following the 10-year anniversary date of the purchase of the Class C shares.

•         Shares purchased by employees and registered representatives of Merrill Lynch or its affiliates and their family members.

•         Shares purchased by board members of the Fund and employees of The Dreyfus Corporation or any of its affiliates, as described in the Fund's prospectus.

•         Shares purchased from the proceeds of a redemption of shares of a fund in the Dreyfus Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (Right of Reinstatement).

Amount of Distribution Plan Fees—Class A Shares—Under the Distribution Plan, .25 of 1% of the value of the average daily net assets of Class A to compensate the Fund's Distributor for shareholder servicing activities and for activities or expenses primarily intended to result in the sale of the Fund's Class A shares.

SCHEDULE C

Contingent Deferred Sales Charge--Class C Shares—A CDSC of 1.00% payable to the Fund's Distributor shall be imposed on any redemption of Class C shares within one year of the date of purchase.  No CDSC shall be imposed to the extent that the net asset value of the Class C shares redeemed does not exceed (i) the current net asset value of Class C shares of the Fund acquired through reinvestment of Fund dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class C shares above the dollar amount of all payments for the purchase of Class C shares of the Fund held by such shareholder at the time of redemption.

If the aggregate value of the Class C shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate.  Therefore, it shall be assumed that the redemption is made first of amounts representing Class C shares of the Fund acquired pursuant to the reinvestment of Fund dividends and distributions; then of amounts representing the increase in net asset value of Class C shares above the total amount of payments for the purchase of Class C shares made during the preceding year; and finally, of amounts representing the cost of Class C shares held for the longest period of time.

Waiver of CDSC— Except as set forth below, the CDSC shall be waived in connection with (a) exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased, (b) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Code, of the shareholder, (c) redemptions by Retirement Plans, provided that the shares being redeemed were purchased through a financial intermediary that performs recordkeeping or other administrative services for the Retirement Plan and has entered into an agreement with the Fund's Distributor relating to such services, or were purchased directly through the Fund's Distributor, (d) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (e) redemptions due to receiving applicable required minimum distributions from IRA accounts (other than Roth IRAs or Coverdell Education Savings Accounts) upon attaining age 70-1/2, and (f) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus.  If a CDSC waiver is discontinued, Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

CDSC Waivers Available Through Merrill Lynch—Effective April 10, 2017, Fund shares purchased through an omnibus account maintained with Merrill Lynch will be eligible only for the following CDSC waivers:  (a) redemptions made within one year of death or disability of the shareholder, (b) redemptions made through Dreyfus Automatic Withdrawal Plan, if such redemptions do not exceed 12% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) shares acquired through a Right of Reinstatement, (e) redemptions due to receiving applicable required minimum distributions from IRA accounts (other than Roth IRAs or Coverdell Education Savings Accounts) upon reaching age 70½, (f) redemptions made to pay Merrill Lynch fees, but only if the redemption is initiated by Merrill Lynch, and (g) redemptions of Fund shares held in a retirement brokerage account that are exchanged for shares of a lower cost share class in connection with the transfer to certain fee based accounts or platforms.

Amount of Distribution Plan and Service Plan Fees—Class C Shares—Except as otherwise noted, under the Distribution Plan, .75 of 1% of the value of the average daily net assets of Class C to pay the Distributor for distributing the Fund's Class C shares.  Under the Service Plan, .25 of 1% of the value of the average daily net assets of Class C to pay the Distributor for the provision of certain services to the holders of the Fund's Class C shares.

SCHEDULE D

Front-End Sales Charge—Class T Shares—The public offering price for Class T shares shall be the net asset value per share of Class T plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $250,000...................................................	2.50	2.56
$250,000 to less than $500,000.................................	2.00	2.04
$500,000 to less than $1,000,000..............................	1.50	1.52
$1,000,000 or more...................................................	1.00	1.01

Amount of Service Plan Fees—Class T Shares—.25 of 1% of the value of the average daily net assets of Class T.

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